UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 3, 2007

Duckwall-ALCO Stores, Inc.
(Exact name of registrant as specified in charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage, Abilene, KS	67410-2832
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(785) 263-3350

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(c)           On October 5, 2007, Duckwall-ALCO Stores, Inc. (the "Company") issued a press release, incorporated into this Item 5.02 by reference, relating to the appointment of Royce Winsten to the Company's Board of Directors effective as of October 3, 2007. Mr. Winsten will be compensated the same Directors fees as the Company’s other Directors.

Mr. Winsten is the founder and Managing Director of Shore Capital Management, LLC, based in Sea Girt, New Jersey. He has acted as an analyst, broker and advisor for nearly 15 years, and launched Shore Capital Management in 2005. Mr. Winsten, who received his Masters of Business Administration from the Fuqua School of Business at Duke University, is also a Chartered Financial Analyst.

Other than arrangements or understandings with directors and officers of the Company acting solely in their capacity as such, there are no arrangements or understandings between Mr. Winsten and any other persons electing Mr. Winsten as a director. There are no familial relationships between Mr. Winsten and any other officer or director of the Company. Since January 29, 2006, neither Mr. Winsten nor any immediate family member of Mr. Winsten has been a party to any transaction or currently proposed transaction in which the Company was or is a participant and the amount exceeds $120,000, and in which Mr. Winsten or any immediate family member had or will have a direct or indirect material interest.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release issued on October 5, 2007, by the Company.

Item 9.01.	Exhibits.

(d) Exhibits

99.1	Press Release dated October 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCKWALL-ALCO STORES, INC.

Date: October 10, 2007	By: /s/ Donny R. Johnson
Donny R. Johnson
Senior Vice President - Chief Financial Officer